As filed with the Securities and Exchange Commission on August 14, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRA GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	75-3078675
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia 23502

(Address of Principal Executive Offices) (Zip Code)

PRA Group, Inc. Amended and Restated 2022 Omnibus Incentive Plan

(Full title of the plan)

LaTisha Owens Tarrant

Executive Vice President, General Counsel and Chief Human Resources Officer

120 Corporate Boulevard,

Norfolk, Virginia 23502

(Name and address of agent for service)

(888) 772-7326

(Telephone number, including area code, of agent for service)

Copy to:

W. Lake Taylor, Jr.

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On June 16, 2026, the stockholders of PRA Group, Inc. (the “Company”) approved an amendment to the Company’s 2022 Omnibus Incentive Plan (as amended, the “Amended and Restated 2022 Equity Plan”) that increased the number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), available for issuance thereunder by 3,500,000 shares (the “Additional Shares”). The Company is filing this Registration Statement on Form S-8 to register the Additional Shares. In accordance with General Instruction E of Form S-8, this Registration Statement on Form S-8 hereby incorporates by reference the contents of the Company’s Registration Statement on Form S-8 filed with the Commission on March 2, 2023 (Registration No.  333-270237), which is modified or superseded by the contents of this Registration Statement, as applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission (File No. 000-50058) are incorporated by reference in, and made a part of, this Registration Statement (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025;

(2)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026;

(3)	the Company’s Current Reports on Form 8-K filed with the Commission on May 5, 2026, June 23, 2026 and August 6, 2026; and

(4)

the description of the Common Stock contained in Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (including any amendment or report filed for the purpose of updating such description).

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of such documents (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules). Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is incorporated by reference in this Registration Statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Index

5.1*	Opinion of McGuireWoods LLP.

10.1	Amended and Restated PRA Group, Inc. 2022 Omnibus Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed on April 30, 2026 (File No. 000-50058)).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature pages).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on August 14, 2026.

PRA Group, Inc.

By:	/s/ Martin Sjolund
Martin Sjolund
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 14, 2026. Each person whose signature appears below hereby authorizes LaTisha Owens Tarrant to execute in the name of each such person, and to file, any amendment, including any post-effective amendment, to this Registration Statement making such changes in this Registration Statement as the registrant deems appropriate, and appoints such individual as attorney-in-fact, with full power of substitution and resubstitution, to sign on his or her behalf and in each capacity stated below and file all amendments and post-effective amendments to this Registration Statement.

Signature	Title	Date

/s/ Martin Sjolund Martin Sjolund	President, Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2026

/s/ Rakesh Sehgal Rakesh Sehgal	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 14, 2026

/s/ Steven D. Frederickson Steven D. Frederickson	Executive Chairman and Director	August 14, 2026

/s/ Adrian M. Butler Adrian M. Butler	Director	August 14, 2026

/s/ Marjorie M. Connelly Marjorie M. Connelly	Director	August 14, 2026

/s/ Dame Jayne-Anne Gadhia Dame Jayne-Anne Gadhia	Director	August 14, 2026

/s/ Geir L. Olsen Geir L. Olsen	Director	August 14, 2026

/s/ Brett L. Paschke Brett L. Paschke	Director	August 14, 2026

/s/ Scott M. Tabakin Scott M. Tabakin	Director	August 14, 2026

/s/ Lance L. Weaver Lance L. Weaver	Director	August 14, 2026